UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 2, 2006

Commission file number: 333-104141

REMINGTON ARMS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware                             51-0350935

(State or other jurisdiction of incorporation or organization)                          (I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 2 pages

ITEM 1.01 Entry into a Material Definitive Agreement.

        On August 2, 2006, the Board of Directors of Remington Arms Company, Inc. (the “Company”), approved or amended the following compensation and incentive plans:

•	2006 Long Term Incentive Plan (the "2006 LITP"). Under the 2006 LTIP, the Company's officers (including all of the Company's Named Executive Officers) and certain other employees, will be eligible to earn additional bonus compensation equal to a specified percentage of their base salary based on the acheivement of certain annual adjusted EBITDA financial targets. Bonus awards will be paid on a specified date in the first quarter of 2010, subject to a participant's continuous employment from the date he or she is selected to participate in the plan through December 31, 2009 (the "Plan Termination Date"). Payment of accrued bonus awards will be accelerated in the event of a change of control (as defined in the 2006 LTIP) that occurs prior to the Plan Termination Date, unless the surviving entity elects to continue the plan through such date.

•	The Remington Supplemental Savings Plan (the "Supplemental Savings Plan") provides a select group of management employees, (including the Company's Named Executive Officers) with the opportunity to defer compensation they would otherwise be permitted to defer under the Remington Arms Company 401(k) Plan in the absence of applicable statutory limits. The Supplemental Savings Plan was amended to bring it into documentary compliance with Section 409A of the Internal Revenue Code of 1986 ("Section 409A"). In light of the changes to the timing and payment of deferred amounts required by Section 409A, the Supplemental Savings Plan was also amended in accordance with applicable transition relief to to permit plan participants to make an election to receive a distribution of their full account balance in 2007.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.
Stephen P. Jackson, Jr.
Senior Vice President, Chief Financial Officer
Treasurer and Corporate Secretary
(Principal Financial Officer)

August 8, 2006